UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2017 (April 28, 2017)

Commission file number 000-3018

Precision Aerospace Components, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-4763096
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6002 Groveport Road Groveport, OH	43125
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 836-1050

351 Camer Drive

Bensalem, PA 19020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 28, 2017 (the “Closing Date”), Precision Aerospace Components, Inc. (the “Company” or “Precision”) and its wholly-owned subsidiary Aero-Missile Components, (“Aero-Missile”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Apollo Aerospace Components LLC, an Ohio limited liability company, (“Apollo”) pursuant to which Aero-Missile sold substantially all of its assets to Apollo and Apollo assumed certain liabilities of Aero-Missile (the “Asset Sale”) for an aggregate purchase price of $10.5 million paid by Apollo to Aero-Missile (the “Base Purchase Price”). The Base Price Purchase is subject to a working capital adjustment (the “Working Capital Adjustment”) and $1.0 million being held in escrow to secure the indemnification obligations of the Company and Aero-Missile (the “Escrow Amount”).

The Asset Purchase Agreement contains standard representations and warranties and indemnification obligations. Pursuant to the Asset Purchase Agreement, Aero-Missile assigned all of its supply contracts and open purchase orders to Apollo. Aero-Missile assigned to Apollo its lease obligations for its Bensalem, Pennsylvania and Oxford, Alabama facilities. The Company has relocated its headquarters to 6002 Groveport Road, Groveport, Ohio 43125. In addition, Apollo offered employment to all of the Aero-Missile employees on terms identical or similar to those of their employment with Aero-Missile.

The Working Capital Adjustment will be determined ninety (90) days after the Closing Date. Pursuant to the Asset Purchase Agreement, Closing Working Capital (“Closing Working Capital”) is defined as the sum of the trade receivables, net of reserves, and inventory, net of reserves, assumed by Apollo as of the Closing Date minus any liabilities of Aero-Missile assumed by Apollo as of the Closing Date. If Closing Working Capital exceeds $7.2 million, Apollo will pay to Aero-Missile any amounts exceeding that amount. If Closing Working Capital is less than $6.9 million, Aero-Missile will pay to Apollo the difference between the Closing Working Capital and $6.9 million. Any disputes are subject to binding arbitration.

The Escrow Amount has been deposited with J.P. Morgan. Pursuant to the Asset Purchase Agreement, half the Escrow Amount will be released to Aero-Missile on the first annual anniversary of the Closing Date if no indemnification provisions have been triggered. The remaining balance of the Escrow Amount will be released to Aero-Missile on the eighteen (18) month anniversary of the Closing Date if no indemnification provisions have been triggered.

Pursuant the Asset Purchase Agreement, both Precision and Aero-Missile agreed to sell Apollo the rights to the Precision and Aero-Missile names. Aero-Missile has changed its name to “PolyAero Inc.” Precision will have forty-five (45) days from the Closing Date to implement its name change.

Simultaneous with the Asset Sale, the Company repaid all amounts owing to C3 Capital Partners III L.P. (“C3”) owing under Note A, as defined in that Securities Purchase Agreement by and among C3 and the Company and Aero Missile and Creative Assembly Systems Inc. (“CAS” and with AMC, the “Subsidiaries”) dated January 16, 2015 (the “Securities Purchase Agreement”) and Note B, as defined in the Securities Purchase Agreement, including all accrued interest as of the Closing Date. The total principal amount repaid was $4 million ($0.5 million for Note A and $3.5 million for Note B) with $42,388.89 in accrued interest for the month of April. C3 agreed to waive all prepayment penalties under the Securities Purchase Agreement.

Additionally on the Closing Date, the Company repurchased the 96,697 shares of common stock of the Company owned by C3 for an aggregate purchase price of $900,000.00 (the “Stock Repurchase”) or approximately $9.31 per share of common stock. Nicole Doyle, C3’s designated representative on the Company’s Board of Directors, resigned as a director of the Company immediately following the Stock Repurchase.

On the Closing Date, the Company entered into Amendment No. 2 to and Consent No.1 under (the “Amendment and Consent”), that Credit Agreement dated as of August 25, 2015 between Precision and Webster Business Credit Corporation (“WBCC” or “Lender”) (the “Credit Agreement”). Under the Amendment and Consent, WBCC amended the Credit Agreement and consented to the Asset Sale, the repayment of all amounts owing to C3, and the Stock Repurchase.

The foregoing descriptions of the Asset Purchase Agreement and the Amendment and Consent do not purport to be complete and are subject to, and qualified in their entirety by reference to the full text of the Asset Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the full text of the Amendment and Consent, which is attached as Exhibit 10.2 to this current Report on Form 8-K and is incorporated herein by reference.

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Item 2.01 Completion of Disposition of Assets

Reference is made to Item 1.01 of this Current Report on Form 8-K.

Item 5.02 Departure of Directors

Reference is made to Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) The Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Aerospace Components, Inc.
(Registrant)

Dated: May 1, 2017	By:	/s/ Victor Mondo
	Name:	Victor Mondo
	Title:	Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Asset Purchase Agreement between Apollo Aerospace Components LLC, Aero-Missile Components, Inc. and Precision Aerospace Components, Inc. dated April 28, 2017

10.2	Amendment No.2 to, and Consent No.1 under, Credit Agreement dated April 28, 2017

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